UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2004

UNUMPROVIDENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11834	62-1598430
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1 Fountain Square

Chattanooga, Tennessee 37402

(Address of principal executive offices)(Zip Code)

(423) 294-1011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 18, 2004, the Company’s insurance subsidiaries domiciled in the states of Maine, Massachusetts and Tennessee, as well as an insurance subsidiary domiciled in New York, the commissioners of insurance of the states of Maine, Massachusetts and Tennessee, the Superintendent of Insurance of New York, and the U.S. Department of Labor (“DOL”) entered into substantially identical regulatory settlement agreements for the respective companies to resolve common matters pertaining to the multistate market conduct exam that began in 2003 and the DOL investigation of the benefit plans the Company provides to its employees and the products and services provided to third party plans. These settlement agreements are subject to obtaining consent of at least two-thirds of the 47 other states and two other jurisdictions, unless the Company consents to a lesser number. The NYAG, while not a signing party to the regulatory settlement agreements, participated in the settlement negotiations and provided the Company a statement that it supports the settlement agreements, is closing its investigation of past denials of disability claims, and will not be commencing litigation against the Company on this matter. The press release issued by the Company on November 18, 2004, summarizes the terms and conditions of the agreement including provisions requiring the Company to institute certain corporate governance changes, and provisions requiring the insurance subsidiaries to conduct a reassessment process relating to certain claims under the terms of the settlement agreements and to make certain changes to claims handling procedures. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following exhibit is filed with this Report:

99.1	Press release of UnumProvident Corporation dated November 18, 2004, announcing settlement of Multistate Market Conduct Examination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UnumProvident Corporation
(Registrant)

Date: November 18, 2004.	By:	/s/ F. Dean Copeland
	Name:	F. Dean Copeland
	Title:	Senior Executive Vice President, General
Counsel and Chief Administrative Officer

INDEX TO EXHIBITS

EXHIBIT
99.1	Press release of UnumProvident Corporation, dated November 18, 2004, announcing settlement of Multistate Market Conduct Examination.